Filed Pursuant to Rule 424(b)(3)
Registration Number 333-138230
MEMORY PHARMACEUTICALS CORP.
Prospectus Supplement No. 3
Dated July 19, 2007
To the Prospectus Dated January 16, 2007
     This prospectus supplement amends the information in the “Selling Stockholders” section of our prospectus dated January 16, 2007 (the “Prospectus”), relating to the resale of 29,731,426 shares of our common stock and 3,991,231 shares of our common stock issuable upon the exercise of warrants.
     The sole purpose of this prospectus supplement is to modify the “Selling Stockholders” section to reflect the reallocation of shares of our common stock among MPM BioVentures IV-QP, LP, MPM BioVentures IV GmbH & Co. Beteiligungs KG and MPM Asset Management Investors BV4 LLC, each of which is listed as a selling stockholder in the Prospectus.
     This prospectus supplement should be read in conjunction with the Prospectus, and this prospectus supplement is qualified in its entirety by reference to the Prospectus except to the extent that the information herein modifies or supersedes the information contained in the Prospectus. Except as amended by this prospectus supplement, the “Selling Stockholders” section of the Prospectus is not affected by this prospectus supplement.

     Our common stock is currently traded on the NASDAQ Global Market under the symbol “MEMY.”
     Investing in our common stock involves risks. Consider carefully the risk factors beginning on page 4 of the Prospectus before investing in our securities.
     Capitalized terms used in this prospectus supplement and not otherwise defined herein shall have the same meaning specified in the Prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of the Prospectus and this prospectus supplement. Any representation to the contrary is a criminal offense.

EXPLANATORY NOTE
     The references to MPM BioVentures IV-QP, LP, MPM BioVentures IV GmbH & Co. Beteiligungs KG and MPM Asset Management Investors BV4 LLC, in the “Selling Stockholders” table in the section entitled “Selling Stockholders” is hereby amended to reflect the reallocation by these stockholders of their holdings of our common stock among themselves.
     The following table sets forth, as of July 18, 2007, for each of MPM BioVentures IV-QP, LP, MPM BioVentures IV GmbH & Co. Beteiligungs KG and MPM Asset Management Investors BV4 LLC (i) the number of shares of common stock beneficially owned by each such entity immediately following the reallocation and (ii) the percentage of shares of common stock beneficially owned by each such entity after the completion of the offering, based on 72,582,840 shares of our common stock outstanding as of July 18, 2007.
     The following table sets forth only holdings of shares received as a result of the reallocation by MPM BioVentures IV-QP, LP, MPM BioVentures IV GmbH & Co. Beteiligungs KG and MPM Asset Management Investors BV4 LLC, and does not include any shares of our common stock previously reported in the Prospectus.
     The information in the supplement to the “Selling Stockholders” table set forth below is based solely on information provided to us by MPM BioVentures IV-QP, LP, MPM BioVentures IV GmbH & Co. Beteiligungs KG and MPM Asset Management Investors BV4 LLC, as of July 18, 2007.
     Except for the entries for MPM BioVentures IV-QP, LP, MPM BioVentures IV GmbH & Co. Beteiligungs KG and MPM Asset Management Investors BV4 LLC in the “Selling Stockholders” table, the “Selling Stockholders” table and section of the Prospectus are not affected by this prospectus supplement, and this prospectus supplement should be read in conjunction with the Prospectus.

SELLING STOCKHOLDERS

Number of
	Number of		Shares of
	Shares of	Number	Common
	Common	of Shares	Stock	Shares of Common
	Stock	of	Underlying	Stock Beneficially
	Beneficially	Common Stock	Warrants	Owned After the
	Owned Prior	Registered	Registered	Completion of
	to the	for Sale	for Sale	Offering
Name of Selling Stockholder	Offering	Hereby	Hereby	Number	Percent
MPM Asset Management Investors BV4 LLC (3)	379,479	379,479	—	—	—
MPM BioVentures IV GmbH & Co. Beteiligungs KG (3)	514,134	514,134	—	—	—
MPM BioVentures IV-QP, LP (3)	13,345,160	13,345,160	—	—	—

*	Represents less than 1%.

(3)	The Registrant has been advised by MPM BioVentures IV-QP, LP, MPM BioVentures IV GmbH & Co. Beteiligungs KG and MPM Asset Management Investors BV4 LLC that, effective June 30, 2007, they reallocated an aggregate of 14,238,773 shares of our common stock purchased in the private placement among themselves.